Consent of Independent Registered Public Accounting Firm
The Board of Directors
Symetra Life Insurance Company

We consent to the use of our reports dated March 24, 2022 with respect to the financial statements of Symetra Life Insurance Company, and dated April 22, 2022 with respect to the financial statements of Symetra Separate Account C, both of which are incorporated herein by reference and included in the Form N-VPFS filed with the Securities and Exchange Commission on April 27, 2022, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

Seattle, Washington
April 27, 2022